As filed with the Securities and Exchange Commission on January 18, 2006

Registration No. 333-129073

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2 to

FORM S-3/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	0-24341	54-1865271
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004

(610) 660-7817

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William V. Carey

Chief Executive Officer

Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004

(610) 660-7817

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Frank R. Adams, Esq.

Dewey Ballantine LLP

1301 Avenue of the Americas, New York, New York 10019

(212) 259-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed or amended. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Dated January 18, 2006

3,360,000

Shares of common stock

This prospectus covers 3,360,000 shares of our common stock that may be offered and sold from time to time by the selling stockholders identified in this prospectus for their own accounts. We will not receive any proceeds from the sale of the shares of common stock. We will bear the costs relating to the registration of the shares of common stock, which we estimate will be approximately $122,300.

The selling stockholders may offer and sell their shares on a continuous or delayed basis in the future through public or private transactions, on or off the Nasdaq National Market at prevailing market prices or at privately negotiated prices. The selling stockholders may make sales directly to purchasers or through brokers, agents, dealers or underwriters. The selling stockholders will bear all commissions and other compensation paid to brokers in connection with the sale of their shares.

Our common stock is listed for trading on the Nasdaq National Market under the symbol “CEDC.” On January 17, 2006, the last reported sale price for our common stock on the Nasdaq National Market was $40.47 per share.

Investing in our common stock involves certain risks. See “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                     , 2005.

ii

SUMMARY INFORMATION

This summary highlights certain information contained elsewhere in this prospectus and incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus, including our financial statements and the related notes, the financial statements of Botapol Holding B.V. (“Botapol Holding”) in our Current Report on Form 8-K/A filed with the SEC on October 17, 2005, and the financial statements of Polmos Bialystok in our Current Report on Form 8-K/A filed with the SEC on October 17, 2005, as well as the pro forma financial statements included in these two current reports. You should carefully consider, among other things, the matters discussed in “Risk Factors”.

Central European Distribution Corporation

We are the largest vodka producer by value in Poland as well as the leading distributor by volume and a leading importer by value of alcoholic beverages in Poland. We became a producer of vodka in Poland as a result of our acquisition of 100% of Botapol Holding, the owner of 100% of Bols, on August 17, 2005 and our acquisition of 61% of Polmos Bialystok on October 12, 2005 (our current aggregate percentage ownership in Polmos Bialystok is 66%, which includes a 5% ownership interest purchased on the open market). We produce Absolwent, Zubrówka, and Bols Vodka, three of the leading brands of vodka in Poland. As a distributor, we operate the largest nationwide next-day alcoholic beverage delivery service with distribution centers and satellite branches located throughout Poland. We distribute over 700 brands of alcoholic beverages consisting of a wide range of alcoholic products, including vodkas and other spirits, wine and beer. Representative brands of alcoholic products that we distribute include Absolwent, Bols Vodka, Johnnie Walker, E&J Gallo, B.Ph. de Rothschild, Foster’s and Corona. In addition to importing and distributing alcoholic beverages, we are the exclusive importer and distributor for certain tobacco and water products in Poland.

Corporate Information

Our principal executive offices are located at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004, and our telephone number is (610) 660-7817. We maintain a homepage on the Internet at www.ced-c.com. That web site is not a part of this prospectus.

The Offering

Securities Offered	3,360,000 shares of common stock that may be offered and sold from time to time by the selling stockholders.

Offering Price	All or part of the shares offered hereby may be sold from time to time in amounts and on terms to be determined by the selling stockholders at the time of the sale.

Risk Factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding to purchase the shares of common stock offered under this prospectus.

Nasdaq Symbol	CEDC

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized any other person to provide you with information that is different from the information contained in this prospectus. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is complete and accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or of any sale of shares.

RISK FACTORS

You should carefully consider the risks described below as well as the other information contained in this prospectus before making an investment decision to purchase the shares of common stock offered hereunder. Any of the following risks could adversely affect our business, financial condition or results of operations, some of which materially. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also adversely affect our business, financial condition or results of operations.

Risks Relating To Our Business

We operate in highly competitive industries, and competitive pressures could have a material adverse effect on our business.

The alcoholic beverage distribution industry in Poland is intensely competitive and highly fragmented. The principal competitive factors with respect to the products we distribute include product range, pricing, distribution capabilities and responsiveness to consumer preferences, with varying emphasis on these factors depending on the market and the product. To remain competitive, we seek to offer to customers in a region a single source supply of more products than our regional competitors typically offer and to improve the efficiency and management of our operations in order to maintain or increase profit margins.

With respect to individual customers, we face significant competition from various regional distributors, who compete principally on price, in regions where our distribution centers and satellite branches are located. The effect of this competition could adversely affect our results of operations. The majority of alcohol sales in Poland are still made through traditional trade outlets since the expansion of hypermarket and supermarket chains has occurred at a much slower rate in Poland than in other Western European countries. Traditional trade outlets typically derive higher margins from sales as compared to hypermarkets and supermarket chains. There is a risk that the expansion of hypermarkets and supermarket chains will occur at a higher rate in the future, thus reducing the margin that we may derive from sales to the traditional trade, where we currently distribute the majority of our products.

We will face competition from various producers in the vodka production industry. We will compete with other alcoholic and nonalcoholic beverages for consumer purchases, as well as shelf space in retail stores, restaurant presence and distributor attention. In Poland, the vodka production industry is dominated by five local companies that control approximately 77% of the market. Of the Polish domestic vodka market, according to industry sources, we have approximately 32% market share, Sobieski has approximately 30% market share, V&S Luksusowa has approximately 8.5% market share, and Wyborowa S.A. has approximately 4.0% market share, each as measured by value. We will also compete with numerous multinational producers of alcoholic beverages, some of which may have better access to financing and broader brand development experience in Poland. We face the risk that these competitors may utilize these strengths effectively against our business, which may materially adversely affect our results of operation.

Our results are linked to economic conditions and shifts in consumer preferences, including a reduction in the consumption of alcoholic beverages.

Our results of operations are affected by the overall economic trends in Poland, the level of consumer spending, the rate of taxes levied on alcoholic beverages and consumer confidence in future economic conditions. In periods of economic slowdown, consumer purchase decisions may be increasingly affected by price considerations, thus creating negative pressure on the sales volume and margins of many of our products. Reduced consumer confidence and spending may result in reduced demand for our products and limitations on our ability to increase prices and finance marketing and promotional activities. A shift in consumer preferences or a reduction in sales of alcoholic beverages generally could have a material adverse effect on us.

Loss of key management would threaten our ability to implement all of our business strategies.

The management of future growth will require our ability to retain William Carey, our chairman, chief executive officer and president. Mr. Carey, who founded CEDC, has been a key person in our ability to implement our business plan and grow our business. If Mr. Carey were to leave CEDC, our business could be materially adversely affected.

We plan to retain the current management team of each of Bols and Polmos Bialystok. Because we lack experience managing a vodka production facility, if key personnel of the Bols or Polmos Bialystok management teams were to leave, our production business could be materially adversely harmed.

We are subject to extensive government regulation which could materially adversely affect our business.

Our business of importing and distributing alcoholic beverages is subject to extensive regulation by national and local Polish governmental agencies and European Union authorities. These regulations and laws regulate such matters as licensing and permit requirements, competition and anti-trust matters, trade and pricing practices, taxes, distribution methods and relationships, permitted and required labeling and packaging, advertising, sales promotion and relations with wholesalers and retailers. Also, new regulations or requirements or increases in excise taxes (such as the recent increase in January 2005), customs duties, income taxes, and sales taxes, could materially adversely affect our business, financial condition and results of operations. In addition, we are subject to numerous environmental and occupational, health and safety laws and regulations in Poland. We may incur significant costs to maintain compliance with evolving environmental and occupational, health and safety requirements, to comply with more stringent enforcement of existing applicable requirements or to defend against challenges or investigations, even those without merit. We can provide no assurance that there will not be future legal or regulatory challenges to the industry, which could have a material adverse effect on us.

Governmental regulation and supervision as well as future changes in laws, regulations or government policy (or in the interpretation of existing laws or regulations) that affect us, our competitors or our industry generally strongly influence our viability and how we operate our business. Complying with existing regulations is burdensome, and future changes may increase our operational and administrative expenses and limit our revenues. For example, we are currently required to have permits to import products, maintain and operate our warehouses, and distribute our products to wholesalers. Many of these permits, such as our general permit for wholesale trade, must be renewed when they expire. Although we believe that the applicable Polish governmental agency will renew our permits upon their expiration, our permits may not be renewed. Revocation or non-renewal of permits that are material to our business could have a material adverse affect on our business. Additionally, our permits may be revoked prior to their expiration date. Therefore, our business would be materially and adversely affected if there were any adverse changes in relevant laws or regulations or in their interpretation or enforcement. Our ability to introduce new products and services may also be affected if we cannot predict how existing or future laws, regulations or policies would apply to such product or service.

Changes in the prices of products and raw materials could have a materially adverse effect on our business.

There have been changes of the cost of products, raw materials and fuel costs in recent years. In the future there may be increases in price and our inability to pass on increases to our customers could reduce our profits and margins and have a material adverse effect on our business. We cannot assure you that shortages or increases in the prices of our products or raw materials will not have a material adverse effect on our financial condition and results of operations.

We are exposed to exchange-rate risk that could affect our financial results and comparability of our results between financial periods.

Since our functional currency is the Polish zloty while our reporting currency is the U.S. dollar, the translation effects of fluctuations in the exchange rate may materially impact our financial condition and results of operations and may affect the comparability of our results between financial periods.

Because substantially all of our revenues are denominated in zloty, we will be exposed to foreign exchange risk with respect to our 325 million EUR, 8% Senior Secured Notes due July 25, 2012 (the “Notes”), which are denominated in Euros. If the zloty devalues against the euro, we will have increased cash requirements for annual interest payments of 26 million Euros, translation exposure on the principal balance on our balance sheet in euros and greater levels of risk in relation to repaying or refinancing such debt when due.

The impact of translation exposure could have a materially adverse effect on our reported earnings. For example, a 1% change in the euro/zloty exchange rate would result in a unrealized after-tax exchange gain or loss of approximately $3 million based upon the exchange rate at which the notes were originally recorded on July 25, 2005. Although we have entered into certain hedging arrangements using derivative contracts to offset the potential impact of translation and foreign exchange exposure, we are not perfectly hedged and are still subject to some risk. The use of derivatives by nature contain inherent risks and costs that could effect our results of operations and cash flows.

You may have difficulty enforcing your rights against us and our directors and officers.

We are organized under the laws of the State of Delaware of the United States. Therefore, you are able to effect service of process in the United States upon us and may be able to effect service of process upon our directors and executive officers. We are a holding company, however, and all of our operating assets are located in Poland. Further, most of our directors and executive officers, and those of most of our subsidiaries, are non-residents of the United States and our assets and the assets of our directors and executive officers are located outside the United States. As a result, you may not be able to enforce against our assets (or those of certain of our directors or executive officers) judgments of United States courts predicated upon the civil liability provisions of United States laws, including federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in Poland.

Risks Related to Acquisitions

We will be required to execute new areas of management expertise.

We recently became a producer of vodka, which will require different management expertise as compared to our current distribution business. New business areas for CEDC include managing trademark and marketing issues surrounding brand ownership, managing brand ownership, managing technical aspects of producing own-branded products, managing synergies to complement production and distribution business, including aspects of human resource integration. There is a risk that management may not be able to successfully execute these new areas of expertise.

We may experience difficulties and higher costs or unanticipated financial liabilities or losses as we integrate into our operations Bols, Polmos Bialystok and any other future strategic acquisitions that we may pursue as part of our acquisition strategy.

The integration of the businesses of Bols and Polmos Bialystok and other future strategic acquisitions into our operations pose significant management, administrative and financial challenges. These include:

•	diversion of our management’s attention away from other business concerns;

•	integration of the acquired businesses in a cost-effective manner, including the integration of management information and financial control systems, marketing, customer service and product offerings;

•	outstanding or unforeseen legal, regulatory, contractual, labor or other issues arising from the acquisitions;

•	additional capital expenditure requirements;

•	retention of customers;

•	heightened media coverage of any cost reduction measures resulting in head count reductions that may harm our reputation and thus our sales and business relationships;

•	integration of different company and management cultures; and

•	retention, hiring and training of key personnel.

If we cannot successfully integrate Bols and Polmos Bialystok in a timely and efficient basis, we may incur higher than expected costs and not realize all the anticipated benefits of these acquisitions.

We may be required to make a cash payment on the first anniversary of the closing of our acquisition of Bols, which could materially adversely affect our results of operations.

If the weighted average of the closing price of our common stock over the four weeks immediately preceding the first anniversary of the closing of our acquisition of Bols is below $32.59 per share, then by the terms of our agreement to acquire Bols we will be required to pay to the sellers an amount in cash equal to the applicable price difference multiplied by 3,382,838, (the total number of shares of our common stock issued to the sellers as part of the purchase price). The amount of any such payment could be material. As a result, the requirement to make such a payment could have a materially adverse impact on our results of operations and there is a risk that we may not be able to finance any such payment.

The Share Purchase Agreement, dated July 11, 2005, regarding our purchase of 61% of the outstanding capital stock of Polmos Bialystok (the “Polmos Bialystok Purchase Agreement”) contains limited representations and warranties from the Polish government which could affect our ability to seek claims against the Polish government for undisclosed liabilities.

In the Polmos Bialystok Purchase Agreement, the Ministry of the State Treasury makes representations to Carey Agri as to the legal status of Polmos Bialystok, the scope of its authority to conclude the agreement, its right to sell the Polmos Bialystok shares and Polmos Bialystok’s capitalization. No other representations and warranties are made by the Ministry of the State Treasury. In particular, no indemnity is provided by the Ministry for incorrect disclosure or the omission of material provisions in connection with the acquisition process. Accordingly, we have significantly limited recourse to the Ministry of the State Treasury if we discover any material liabilities or other problems at Polmos Bialystok.

The Polmos Bialystok Purchase Agreement contains restrictions that could affect our ability to use Polmos Bialystok’s financial resources in the future to repay indebtedness relating to our acquisition of Polmos Bialystok.

In the Polmos Bialystok Purchase Agreement, we made certain representations relating to our financing of the acquisition of Polmos Bialystok. In particular, we represented that our financial plan prepared for purposes of obtaining a loan for the purchase of 61% of the outstanding shares of Polmos Bialystok assumes that the debt will be repaid with our own funds, excluding the funds of Polmos Bialystok after the completion of the acquisition of Polmos Bialystok. We also represented in the agreement that we will not incur a loan from Polmos Bialystok and/or issue financial instruments to Polmos Bialystok. Furthermore, we represented that we will not secure any financing relating to the Polmos Bialystok Acquisition with the shares of Polmos Bialystok. Consequently, our primary means of obtaining cash from the Polmos Bialystok business will be from dividends paid to us by Polmos Bialystok, subject to the requirement under the Polmos Bialystok Purchase Agreement that we vote at the general meeting of stockholders in a manner taking account of the minority shareholders’ expectations, Polmos Bialystok’s investment needs and the need for Polmos Bialystok to maintain positive cash flow. The foregoing provisions may adversely effect our ability to repay the principal on any indebtedness used to finance the Polmos Bialystok Acquisition.

Anti-monopoly regulations could threaten our basic business strategy of growing through acquisitions once we reach approximately a 35% to 40% market share.

Under the Polish Anti-Monopoly Act, acquisitions may be blocked or have conditions imposed upon them by the Anti-Monopoly Office, if the Anti-Monopoly Office determines that the acquisition has a negative impact on the competitiveness of the Polish market. It is difficult to predict how the anti-monopoly office will act on an application. Generally, companies that obtain control of 40% or more of their market may face greater scrutiny from the Anti-Monopoly Office than those that control a lesser share. Additionally, several types of reorganizations, mergers and acquisitions and undertakings between business entities, including acquisitions of stock, under circumstances specified in the Anti-Monopoly Act, require prior notification to the Anti-Monopoly Office. Sanctions for failure to notify include fines imposed on parties to the transaction and members of their governing bodies. Although we are allowed to grow market share above 40% organically, the Anti-Monopoly Office may not approve any or all of our future acquisitions, which action could have a material adverse effect on our ability to grow the business through acquisitions.

Risk Relating to Our Indebtedness

Our substantial debt could adversely affect our financial condition or results of operations and prevent us from fulfilling our obligations under our Notes.

As a result of the offering of our Notes, we are highly leveraged and have significant debt service obligations. As of September 30, 2005, our total consolidated debt was approximately $438 million. Our substantial debt could have important consequences, including that it could:

•	make it difficult for us to satisfy our obligations with respect to the Notes and our guaranteeing subsidiaries to satisfy their obligations with respect to their respective guarantees;

•	require us to dedicate a substantial portion of our cash flows from operations to payments on our debt, which will reduce our cashflow available to fund capital expenditures, working capital and other general corporate purposes;

•	place us at a competitive disadvantage compared to some of our competitors that have less debt than we do;

•	limit our flexibility in planning for, or reacting to, changes to our industry; and

•	limit our ability to borrow additional funds, increase the cost of any such borrowing and/or limit our ability to raise equity funding.

We require a significant amount of cash to make payments on the Notes and to service our debt.

Our ability to make payments on and to refinance our debt will depend on our future operating performance and ability to generate sufficient cash. This depends, to some extent, on general economic, financial, competitive, market, legislative, regulatory and other factors, some of which are beyond our control, as well as the other factors discussed in these “Risk Factors.”

Historically, we met our debt service and other cash requirements with cash flows from operations and our existing revolving credit facilities. As a result of the acquisition and related financing transactions, however, our debt service requirements will increase significantly. Although we believe that our expected cash flows from operating activities, together with cash on hand and available borrowings, will be adequate to meet our anticipated liquidity and debt service needs, we cannot assure you that our business will generate sufficient cash flows from operating activities, or that future debt and equity financing will be available to us in an amount sufficient to enable us to pay our debts when due, including the Notes, or to fund our other liquidity needs.

If our future cash flows from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to:

•	reduce or delay our business activities and capital expenditures;

•	sell assets;

•	obtain additional debt or equity capital; or

•	restructure or refinance all or a portion of our debt, including the Notes, on or before maturity.

The above factors all contain an inherent risk regarding our ability to execute them.

We are subject to restrictive debt covenants.

The Indenture governing our Notes contains certain provisions which may restrict our ability and the ability of our subsidiaries to enter into certain transactions, including the ability to make certain payments, including dividends or other distributions, with respect to the share capital of the parent or its subsidiaries; incur or guarantee additional indebtedness and issue preferred stock; make certain investments; prepay or redeem subordinated debt or equity; create certain liens or enter into sale and leaseback transactions; engage in certain transactions with affiliates; sell assets or consolidate or merge with or into other companies; issue or sell share capital of certain subsidiaries; and enter into other lines of business.

All of these limitations will be subject to exceptions and qualifications which may be important, as more fully set out in the Indenture.

Risks Relating to the Ownership of Our Common Stock

Future sales of common stock, or the perception of such future sales, by some of our existing stockholders could cause our stock price to decline.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering or the perception that these sales may occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

As a result of our acquisition of Botapol Holding on August 17, 2005, Botapol Management B.V. (“Botapol Management”), an indirect subsidiary of Rémy, and Takirra Investment Corporation N.V. (“Takirra”) each own 1,691,419 shares of our common stock. Such shares are subject to a one-year lock-up period. Botapol Management and Takirra each have the right to cause us to register the re-sale of the shares of our common stock that they own or to include their shares in future registration statements relating to our securities. If either Botapol Management or Takirra were to sell a large number of their shares, the market price of our common stock could decline significantly. In addition, the perception in the public markets that sales by either Botapol Management or Takirra might occur could also adversely affect the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated into this prospectus by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which provide our current expectations or forecasts of future events. These forward-looking statements may be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “intends,” “may,” “will” or “should” or, in each case, their negative, or other variations or comparable terminology, but the absence of these words does not necessarily mean that a statement is not forward-looking. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include, without limitation:

•	information concerning possible or assumed future results of operations, trends in financial results and business plans, including those relating to earnings growth and revenue growth, liquidity, prospects, strategies and the industry in which we operate, as well as the completion of the acquisitions of Bols Sp. z o.o. (“Bols”) and Polmos Bialystok S.A. (“Polmos Bialystok”) and the effect of such acquisitions on us;

•	statements about the level of our costs and operating expenses relative to our revenues, and about the expected composition of our revenues;

•	statements about the integration of our acquisitions;

•	information about the effect of Polish regulations on our business;

•	other statements about our plans, objectives, expectations and intentions; and

•	other statements that are not historical facts.

By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, the development of the industry in which we operate, and the effect of the acquisition on us may differ materially from those anticipated in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

We urge you to read and carefully consider the section entitled “Risk Factors” above as well as the items of the other reports that we have filed with or furnish to the SEC for a more complete discussion of the factors and risks that could affect our future performance and the industry in which we operate. In light of these risks, uncertainties and assumptions, the forward-looking events described in this prospectus may not occur.

You should not unduly rely on these forward-looking statements because they reflect our judgment only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this prospectus, or to reflect the occurrence of unanticipated events. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

The 3,360,000 shares offered hereby were acquired by the selling stockholders from us in a private placement completed on October 4, 2005. The initial holders, or their pledgees, donees, distributees, transferees or other successors-in-interest (including, for example, partners in a partnership receiving a distribution of the shares), who are collectively referred to in this prospectus as the selling stockholders, may from time to time offer and sell any and all of the shares of common stock offered under this prospectus.

The following table sets forth, for each selling stockholder, the amount of CEDC common stock “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) as of December 9, 2005, the number of shares of common stock offered hereby and the number of shares of common stock to be held and the percentage of outstanding common stock to be owned after completion of this offering (assuming the sale of all shares offered under this prospectus). Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered and no other purchases or sales of common stock. None of the selling stockholders has had any position, office or other relationship material with us or any of our affiliates within the past three years.

The percentage interest of each selling stockholder is based on the beneficial ownership of such selling stockholder divided by the sum of the current outstanding shares of common stock.

Name	Total Number of Shares of Common Stock Beneficially Owned prior to the Offering	Number of Shares to be Offered for the Account of the Selling Stockholder	Number of Shares of Common Stock to be Beneficially Owned after this Offering		Percentage of Common Stock to be Beneficially Owned after this Offering
Adaly Opportunity Fund(1)(2)	22,900	22,900	-		*
Allen Investment Management, LLC F/B/O Allen Archon L.P.(3)(4)	69,000	55,000	14,000	(5)	*
Ascend Offshore Fund, Ltd.(6)	31,880	31,880	-		*
Ascend Offshore Leveraged Fund, Ltd.(6)	46,110	46,110	-		*
Ascend Partners Leveraged Fund L.P.(6)	22,010	22,010	-		*
BMO Nesbitt Burns ITF EPIC Capital Offshore Inc.(7)	10,000	10,000	-		*
BMO Nesbitt Burns ITF Tabacon North American Diversified Fund LP(7)	3,500	3,500	-		*
BMO Nesbitt Burns ITF Wimbledon Sand Spring Class L Fund LP(7)	4,000	4,000	-		*
Brant Investments Ltd.(8)	72,900	72,900	-		*
Capital Ventures International(9)(10)	55,000	55,000	-		*
Castlerigg Master Investments Ltd.(11)	80,000	80,000	-		*
Centaurus Alpha Master Fund Ltd.(12)	266,110	266,110	-		*
Charlemagne CIS Fund Limited(13)	46,854	46,854	-		*
Citi Centaurus Ltd.(12)	7,992	7,992	-		*
Elliott Associates, L.P.(14)	173,000	173,000	-		*
Elliot Horowitz Trust 11/1/89(15)	2,300	2,300	-		*
Elliott International, L.P.(16)	259,500	259,500	-		*
Gardner Lewis Fund, L.P.(15)	39,400	39,400	-		*
Goldsmith Family Foundation(15)	2,500	2,500	-		*
Goldsmith Family Investments, LLC(15)	1,800	1,800	-		*
Green Way Managed Account Series(12)	14,398	14,398	-		*
Investor Company ITF Arrow Epic North American Diversified Fund(7)	17,500	17,500	-		*
Julius Baer Multistock – Central Europe Stock Fund(13)	88,200	87,455	745		*
Leonard Weinglass(15)	1,800	1,800	-		*
M.J. Murdock Charitable Trust(15)	17,200	17,200	-		*
Magna Eastern European Fund(13)	107,103	106,259	-		*
Magna Global Emerging Markets Fund(13)	50,976	50,976	-		*
Manulife Global Fund – Emerging Eastern Europe Fund(13)	63,396	62,913	483		*
Nouvelle Croissance Europe(13)	4,448	4,393	55		*
OCCO Eastern European Fund(13)	27,529	27,529	-		*
OCCO Global Emerging Markets Fund(13)	14,588	14,588	-		*
Perry Commitment Fund, LP(17)	38,408	38,408	-		*
Perry Commitment Master Fund, LP(17)	76,898	76,898	-		*
Perry Partners International, Inc.(17)	801,870	801,870	-		*
Perry Partners, LP(17)	364,824	364,824	-		*
Roytor & Co.(8)	27,100	27,100	-		*
The Strategic Opportunities Master Fund L.P.(1)(18)	12,100	12,100	-		*
Trellus Offshore Fund Limited(19)	37,320	37,320	-		*

Name	Total Number of Shares of Common Stock Beneficially Owned prior to the Offering	Number of Shares to be Offered for the Account of the Selling Stockholder	Number of Shares of Common Stock to be Beneficially Owned after this Offering	Percentage of Common Stock to be Beneficially Owned after this Offering
Trellus Partners II, L.P.(19)	865	865	-	*
Trellus Partners, LP(19)	16,815	16,815	-	*
US Global Accolade Funds – Eastern European Fund(13)	174,494	173,084	5,057	*
US Global Accolade Funds - Global Emerging Markets Fund(13)	3,046	2,949	97	*
WF Advantage Funds Discovery Fund(20)(21)	70,000	70,000	-	*
WF Advantage Funds Discovery Fund (VT)(20)(22)	87,000	87,000	-	*
WF Advantage Funds Enterprise Fund(20)(23)	82,300	43,000	39,300	*

*	Less than 1%.
(1)	Strategic Advisors Corp., which is a registered investment advisor under the Investment Advisors Act of 1940, has voting and investment power with respect to the securities listed for this selling securityholder, but disclaims beneficial ownership of such securities.
(2)	Adaly Opportunity Fund has identified itself as an affiliate of a registered broker-dealer, and has represented to us that it (a) purchased the securities listed above in the ordinary course of business and (b) at the time of the purchase of the securities, had no agreement or understanding, direct or indirect, with any person to distribute the securities.
(3)	Allen Investment Management, LLC, which is a registered investment advisor under the Investment Advisors Act of 1940, has voting and investment power with respect to the securities listed for this selling securityholder.
(4)	Allen Investment Management, LLC has identified itself as an affiliate of a registered broker-dealer, and has represented to us that it (a) purchased the securities listed above in the ordinary course of business and (b) at the time of the purchase of the securities, had no agreement or understanding, direct or indirect, with any person to distribute the securities.
(5)	These 14,000 shares are beneficially owned by Allen Investment Management for the benefit of a client other than the selling stockholder.
(6)	Malcolm Fairbairn has voting and investment power with respect to the securities listed for this selling securityholder, but disclaims beneficial ownership of such securities.
(7)	Thomas Schenkel has voting and investment power with respect to the securities listed for this selling securityholder, but disclaims beneficial ownership of such securities.
(8)	Gluskin Sheff & Associates Inc. has voting and investment power with respect to the securities listed for this selling securityholder. Voting and investment power is exercised on behalf of Gluskin Sheff & Associates Inc. by portfolio managers Ira Gluskin, Bill Webb and Brad Dunkley.
(9)	Heights Capital Management, Inc. has voting and investment power with respect to the securities listed for this selling securityholder. Mr. Martin Kobinger, in his capacity as President of Heights Capital Management, Inc., may be deemed to have investment and voting power as to the securities held by Capital Ventures International. Mr. Kobinger disclaims beneficial ownership of such securities.
(10)	Capital Ventures International has identified itself as an affiliate of a registered broker-dealer, and has represented to us that it (a) purchased the securities listed above in the ordinary course of business and (b) at the time of the purchase of the securities, had no agreement or understanding, direct or indirect, with any person to distribute the securities.
(11)	Sandell Asset Management Corp. is the investment manager of Castlerigg Master Investments Ltd. Thomas Sandell is the controlling person of Sandell Asset Management Corp. Castlerigg International Ltd. is the controlling shareholder of Castlerigg International Holdings Limited, which is the controlling shareholder of Castlerigg Master Investments Ltd. Each of Sandell Asset Management Corp., Castlerigg International Ltd., Castelrigg International Holdings Limited and Thomas Sandell has voting and investment power with respect to the securities listed for this selling securityholder, but each disclaims beneficial ownership of such securities.

(12)	Randel Freeman has voting and investment power with respect to the securities listed for this selling securityholder, but disclaims beneficial ownership of such securities.
(13)	Charlemagne Capital (IOM) LTD, which is a registered investment advisor under the Investment Advisors Act of 1940, has voting and investment power with respect to the securities listed for this selling securityholder, but disclaims beneficial ownership of such securities.
(14)	Paul Singer, Elliott Capital Advisors, L.P., which is controlled by Mr. Singer, and Elliott Special GP, LLC, which is controlled by Mr. Singer, are the general partners of Elliott Associates, L.P., each of which has voting and investment power with respect to the securities listed for this selling securityholder.
(15)	Gardner Lewis Asset Management, which is a registered investment advisor under the Investment Advisors Act of 1940, has voting and investment power with respect to the securities listed for this selling securityholder, but disclaims beneficial ownership of such securities.
(16)	Elliott International Capital Advisors Inc. has voting and investment power with respect to the securities listed for this selling securityholder. Elliott International Capital Advisors Inc. is controlled by Paul Singer, who directs the voting and disposition of shares owned by Elliott International, L.P.
(17)	Perry Corp., which is a registered investment advisor under the Investment Advisors Act of 1940, and Richard Perry have voting and investment power with respect to the securities listed for this selling securityholder, but each disclaims beneficial ownership of such securities.
(18)	The Strategic Opportunities Master Fund L.P. has identified itself as an affiliate of a registered broker-dealer, and has represented to us that it (a) purchased the securities listed above in the ordinary course of business and (b) at the time of the purchase of the securities, had no agreement or understanding, direct or indirect, with any person to distribute the securities.
(19)	Trellus Management Company, LLC has voting and investment power with respect to the securities listed for this selling securityholder. Adam Usdan exercises voting and investment control over those securities on behalf of Trellus Management Company, LLC.
(20)	Wells Capital Management Inc., which is a registered investment advisor under the Investment Advisors Act of 1940, has voting and investment power with respect to the securities listed for this selling securityholder.
(21)	WF Advantage Funds Discovery Fund has identified itself as an affiliate of a registered broker-dealer, and has represented to us that it (a) purchased the securities listed above in the ordinary course of business and (b) at the time of the purchase of the securities, had no agreement or understanding, direct or indirect, with any person to distribute the securities.
(22)	WF Advantage Funds Discovery Fund (VT) has identified itself as an affiliate of a registered broker-dealer, and has represented to us that it (a) purchased the securities listed above in the ordinary course of business and (b) at the time of the purchase of the securities, had no agreement or understanding, direct or indirect, with any person to distribute the securities.
(23)	WF Advantage Funds Enterprise Fund has identified itself as an affiliate of a registered broker-dealer, and has represented to us that it (a) purchased the securities listed above in the ordinary course of business and (b) at the time of the purchase of the securities, had no agreement or understanding, direct or indirect, with any person to distribute the securities.

PLAN OF DISTRIBUTION

We are registering the shares of common stock owned by the selling stockholders to permit the resale of these shares of common stock by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders would be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, in any one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer would attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the settlement of short sales;

•	pursuant to Rule 144 under the 1933 Act;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short after the effective date of this Registration Statement and deliver shares of common stock covered by this prospectus to close out such short positions. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock and may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the 1933 Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest would be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the 1933 Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the 1933 Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, would be distributed which would set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder could sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution would be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the 1933 Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the 1933 Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed on March 15, 2005, as amended by the Form 10-K/A filed on November 21, 2005;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 filed May 10, 2005, as amended by the Form 10-Q/A filed on November 21, 2005;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005 filed August 8, 2005, as amended by the Form 10-Q/A filed on November 21, 2005;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005 filed on November 9, 2005;

•	our Current Reports on Form 8-K filed on February 18, 2005, March 15, 2005, April 4, 2005, May 3, 2005, May 4, 2005, May 31, 2005, July 1, 2005, July 15, 2005, July 25, 2005, August 5, 2005, August 23, 2005, September 2, 2005, October 13, 2005, October 17, 2005 and December 8, 2005; and our Current Reports on Form 8-K/A filed on October 17, 2005 (2 filings); and

•	the description of our common stock contained in our registration statement on Form 8-A under the Exchange Act of 1934 as filed on May 21, 1998, including any amendment or report filed for the purpose of updating such description.

In addition, all documents and reports, filed by us subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents or reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference in this prospectus but which are not delivered with this prospectus. We will provide such documents to you free of charge, but we will not include any exhibits, unless those exhibits are specifically incorporated by reference into the document. You should address requests for documents to James Archbold, our Vice President and Corporate Secretary, at our principal executive offices, which are located at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004. Our telephone number is (610) 660-7817.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the United States Securities and Exchange Commission (the “SEC”). You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. We make our SEC filings available to the public on our website, www.ced-c.com (this is not a hyperlink you must visit our website through an Internet browser). Our website and the information contained therein or connected thereto are not incorporated into this registration statement.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon for us by Dewey Ballantine LLP, New York, New York.

EXPERTS

CEDC. Our consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers Sp. z o.o., an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

Our consolidated statements of income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2002, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance on the report of Ernst & Young Audit Sp. z o.o., an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

Bols. The financial statements of Bols Sp. z o.o. incorporated in this prospectus by reference to our Current Report on Form 8-K/A filed with the SEC on October 17, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers Sp. z o.o., an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

Polmos Bialystok. The financial statements of Polmos Bialystok S.A. incorporated in this prospectus by reference to our Current Report on Form 8-K/A filed with the SEC on October 17, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers Sp. z o.o., an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

WE HAVE NOT AUTHORIZED ANY DEALER, SALES PERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE AN OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF ITS DATE, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES. YOU SHOULD NOT ASSUME THAT THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.

3,360,000 shares of Common Stock, par value $0.01 per share PROSPECTUS , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid by CEDC, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$15,344.31
Legal fees and expenses	$45,000.00
Accounting fees and expenses	$40,000.00
Printing and engraving expenses	$2,000.00
Miscellaneous	$20,000.00

Total	$122,344.31

Item 15. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware sets forth certain circumstances under which directors, officers, employees and agents may be indemnified against liability that they may incur in their capacity as such.

Section 6.3 of CEDC’s Certificate of Incorporation provides for indemnification of CEDC’s directors, officers, employees and agents under certain circumstances. Section 6.5 of CEDC’s Amended and Restated Bylaws provides that CEDC may purchase and maintain insurance on behalf its directors, officers, employees or agents. CEDC maintains a policy of liability insurance covering its directors and officers.

Item 16. Exhibits.

Exhibit number	Exhibit description

4.1	Form of common stock certificate of Central European Distribution Corporation (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form SB-2, File No. 333-42387, filed with the Commission on December 17, 1997).

4.2	Purchase Agreement, dated as of August 3, 2005, by and among Central European Distribution Corporation and the investors signatory thereto (filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on August 5, 2005 and incorporated herein by reference).

5.1*	Opinion of Dewey Ballantine LLP

23.1*	Consent of Dewey Ballantine LLP (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers Sp. z o.o., Independent Registered Public Accounting Firm

23.3*	Consent of Ernst & Young Audit Sp. z o.o., Independent Registered Public Accounting Firm

24**	Power of Attorney (included on the signature page hereto)

*	Filed herewith.

**	Previously filed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§ 239.11 of this chapter) of Form S-3 (§239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§229.1100(c)).

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser.

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advise that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bala Cynwyd, Commonwealth of Pennsylvania, on January 18, 2006.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION (registrant)

Date: January 18, 2006	By:	/s/ William V. Carey
William V. Carey President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* William V. Carey	Chairman, President and Chief Executive Officer (principal executive officer)	January 18, 2006

* Chris Biedermann	Chief Financial Officer (principal financial and accounting officer)	January 18, 2006

* David Bailey	Director	January 18, 2006

* N. Scott Fine	Director	January 18, 2006

* Tony Housh	Director	January 18, 2006

* Robert P. Koch	Director	January 18, 2006

* Jan W. Laskowski	Director	January 18, 2006

* Dominique Hériard Dubreuil	Director	January 18, 2006

* Markus Sieger	Director	January 18, 2006

*By:	/s/ Christopher Biedermann
Christopher Biedermann
Attorney-in-fact

EXHIBIT INDEX

Exhibit number	Exhibit description

4.1	Form of common stock certificate of Central European Distribution Corporation (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form SB-2, File No. 333-42387, filed with the Commission on December 17, 1997).

4.2	Purchase Agreement, dated as of August 3, 2005, by and among Central European Distribution Corporation and the investors signatory thereto (filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on August 5, 2005 and incorporated herein by reference).

5.1*	Opinion of Dewey Ballantine LLP

23.1*	Consent of Dewey Ballantine LLP (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers Sp. z o.o., Independent Registered Public Accounting Firm

23.3*	Consent of Ernst & Young Audit Sp. z o.o., Independent Registered Public Accounting Firm

24**	Power of Attorney (included on the signature page hereto)

*	Filed herewith.

**	Previously filed.

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